Exhibit 99.1

Viveve Announces Preliminary Topline Financial Results for Fourth Quarter 2020

-     Q4 revenue growth, reduced operating expenses and successful closing of public offering in January position Company with capital resources through end of 2022

-    Company to host year-end conference call on March 18, 2021 at 5:00 PM ET

Englewood, CO – February 18, 2021 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today announced topline financial results for the quarter ended December 31, 2020. Based on fourth quarter 2020 estimated total revenue of $1.9 million, a continued reduction in operating expenses, and a strengthened cash position following the close of the Company's recent upsized financing of $27.6 million in gross proceeds, Viveve is positioned with the capital resources to support operations through year-end 2022, including the planned completion of its pivotal U.S. PURSUIT trial in stress urinary incontinence (SUI).

“We are very pleased with our preliminary fourth quarter 2020 financial results, which demonstrate continuing adoption and increasing consumable utilization. I credit the talented team at Viveve for achieving the results reported this quarter as we close out a year of unprecedented challenges,” said Scott Durbin, Viveve’s chief executive officer. Importantly, our operational efficiency and the capital raised from our January public offering provide the Company with the resources to support our operations through 2022. Today, Viveve is in a strong position as we advance our pivotal U.S. PURSUIT trial toward a potential new indication in the U.S.”

Preliminary Fourth Quarter 2020 Financial Results

Revenue for the fourth quarter ended December 31, 2020 totaled $1.9 million, compared to revenue of $1.5 million for the same period in 2019. Global sales of approximately 2,950 disposable treatment tips were reported for the fourth quarter of 2020, a 48% increase compared to 2,000 treatment tips for the same period in 2019. As of December 31, 2020, the Company had an installed base of 857 Viveve® Systems worldwide.

Total operating expenses for the fourth quarter of 2020 are expected to be approximately $4.6 million, down from $6.9 million for the same period in 2019. This decrease is anticipated due to the Company's organizational realignment focusing on its stress urinary incontinence (SUI) clinical development program, and continuing cost-saving efforts implemented during the second quarter of 2020.

Cash and cash equivalents were $6.5 million as of December 31, 2020, compared to $13.3 million as of December 31, 2019. On a pro forma basis, cash and cash equivalents as of December 31, 2020, including the estimated net proceeds of $25.2 million from the Company’s January 2021 financing, is approximately $31.7 million.

Conference Call Information

Viveve will host a conference call and webcast on March 18, 2021, at 5:00 PM ET to report fourth quarter and year-end 2020 financial results and provide a corporate update. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://services.choruscall.com/links/vive210318.html. Participants may also pre-register for the conference call at https://dpregister.com/sreg/10152326/e2989167c4.

A recording of the webcast will be posted on the Company's investor relations website following the call at ir.viveve.com and available online for 90 days.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in SUI. Recently reported FDA approved changes to the U.S. pivotal PURSUIT trial protocol are intended to strengthen the overall study and its potential to achieve its primary efficacy endpoint. Study changes including an increase in the trial's size and more strict patient selection criteria were a result of guidance from Viveve's Clinical Advisory Board upon review of positive results from the Company's SUI feasibility and preclinical studies. Viveve received FDA approval of its IDE application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020 and FDA approval of its requested amendments to the IDE protocol as reported on December 10, 2020. Initiation of the trial was reported on January 21, 2021. If positive, results from the PURSUIT trial may support a new SUI indication in the U.S.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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